EXHIBIT 10.1


                                SUPPLY AGREEMENT


                                     between


                        CATALYTICA PHARMACEUTICALS, INC.

                                       and


                                   POZEN Inc.





NOTE: Certain portions of this Supply Agreement and its exhibits, which are
identified by the symbol "[*    *]", have been omitted and filed separately with
the Securities and Exchange Commission pursuant to a confidential treatment request.


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                                TABLE OF CONTENTS


                                                                                      Page

Article 1         Definitions                                                           4

Article 2         Coordinators                                                          8

Article 3         Sale & Purchase or Product                                            8

Article 4         Equipment; Artwork                                                    8

Article 5         Warranties; Specifications; Quality Agreement                         10

Article 6         Forecasts; Orders                                                     12

Article 7         Purchase of Product; Deliveries                                       13

Article 8         Price; Price Increases; Additional Payments                           14

Article 9         Manufacturing Audits; Correspondence; Records; Inspections            15

Article 10        Recalls                                                               18

Article 11        Regulatory                                                            19

Article 12        Term; Termination                                                     20

Article 13        Claims                                                                23

Article 14        Indemnification                                                       24

Article 15        Confidentiality                                                       26

Article 16        Intellectual Property                                                 28

Article 17        Force Majeure                                                         29

Article 18        Legal Compliance, Authorization                                       30

Article 19        Press Releases; Use of Names                                          31




Article 20        Dispute Resolution; Venue                                             31

Article 21        Miscellaneous                                                         32

Exhibit 1         Product Price                                                         37

Exhibit 2         Packaging Specifications                                              38

Exhibit 3         Product Specifications                                                39

Exhibit 4         Quality Agreement                                                     40

Exhibit 5         Regulatory Exhibit                                                    41

Exhibit 6         Specialized Equipment                                                 42

Exhibit 7         General Advertising                                                   43

Exhibit 8         [*                        *] Companies                                44


                                SUPPLY AGREEMENT
                                ----------------


         THIS SUPPLY AGREEMENT is made effective as of this 17th day of January, 2001, by and between POZEN Inc., a corporation organized under the laws of the State of Delaware and having a place of business at 6330 Quadrangle Drive, Suite 240, Chapel Hill, North Carolina 27514 ("Customer") and CATALYTICA
                                         --------
PHARMACEUTICALS, INC., a corporation organized under the laws of the State of Delaware and having a place of business at US 13/NC 11, Greenville, North Carolina 27834 ("Catalytica") (each individually a "Party" and collectively the
                 ----------                         -----
"Parties").
 -------

                                   WITNESSETH:
                                   -----------

         WHEREAS, the Parties have entered into that certain Development Agreement dated March 23, 1999 (the "Development Agreement") regarding
                                     ---------------------
Customer's MT 100 drug product (as further defined in Article 1 below, the "Product");
 -------
         WHEREAS, Customer wishes to market and sell, itself or through its licensees(s), the Product in finished dosage form for human use;
         WHEREAS, Catalytica has the experience and expertise necessary to perform manufacturing, packaging, analytical testing and quality assurance services for the manufacturing, labeling and packaging of the Product for sale to Customer; and
         WHEREAS, Customer desires Catalytica to perform such services and sell such product to Customer, and Catalytica desires to perform such services and sell such product to Customer, all on the terms and conditions set forth in this Agreement;
         NOW, THEREFORE, in consideration of the mutual covenants and promises set forth herein, the Parties agree as follows:

                                    ARTICLE 1

                                   DEFINITIONS
                                   -----------

         The following terms, whether used in the singular or plural, shall have the meanings assigned to them below for purposes of this Agreement:

         1.1 "Acquisition Cost" shall mean the actual invoiced price paid by
              ----------------
Catalytica to any Third Party for acquiring materials hereunder, including, but not limited to, shipping and handling costs and customs duties incurred and paid by Catalytica to any Third Party in connection with the acquisition of materials.
         1.2 "Affiliate" shall mean any corporation or non-corporate entity
              ---------
which directly or indirectly controls, is controlled by, or is under common control with a Party. A corporation or non-corporate entity shall be regarded as in control of another corporation if (i) it owns or directly or indirectly controls at least fifty percent (50%) of the voting stock of the other corporation or, (ii) in the absence of the ownership of at least fifty percent (50%) of the voting stock of a corporation or in the case of a non-corporate entity, it has the power to direct or cause the direction of the management and policies of such corporation or non-corporate entity, as applicable.
         1.3 "Agreement" shall mean this Supply Agreement.
              ---------
         1.4 "Batch" shall mean any of the following:  (a) a [*              *]
              -----
batch of the Product or (b) any other size batch as reasonably agreed between the Parties from time to time, as applicable.
         1.5 "Confidential Information" shall mean all information, including
              ------------------------
but not limited to product specifications, data, know-how, formulations, product concepts, sample materials, business and technical information, financial data, and deal terms, whether in written form or disclosed orally, visually and/or in another tangible form, identified as "Confidential" as described below and disclosed hereunder by one Party to the other Party. Any of Customer's material and information directly and specifically relating to the Product, and any data directly and specifically relating to the Product generated as a result of this Agreement shall be considered Confidential Information of the Customer whether or not so identified. Confidential Information shall not include any portion thereof which:

                      (a) at the time of disclosure, is in the public knowledge;
                      (b) after disclosure, becomes part of the public knowledge by publication or otherwise, except by breach of this Agreement by the receiving Party, its Affiliates, employees, consultants or agents;

                      (c) the receiving Party can demonstrate by its written records was in the receiving Party's possession at the time of such disclosure, and which was not acquired, directly or indirectly, from the disclosing Party;
                      (d) is lawfully disclosed to the receiving Party by a Third Party who is not obligated to the disclosing Party or any other Third Party to retain such Confidential Information in confidence;
                      (e) results from research and development by the receiving Party independent of such disclosure as shown by competent evidence, which includes, but is not limited to, records contemporaneously maintained with such research and development; or
                      (f) is required to be disclosed by legal process; provided, in each case the Party so disclosing information timely informs the other Party and uses its best efforts to limit the content of the disclosure, limit the disclosure to those specific legal parties requesting such information and maintain confidentiality to the extent possible and permits the other Party to attempt by appropriate legal means to limit such disclosure in terms of content and recipients and only to the extent required by law.
Written Confidential Information shall be identified by the disclosing Party as being confidential by marking such information "Confidential." Confidential Information disclosed orally, visually and/or in another tangible form shall be identified by the disclosing Party to the receiving Party as confidential at the time of such disclosure.
         1.6 "Contract Month" shall mean any calendar month during the Contract
              --------------
Year.
         1.7 "Contract Year" shall mean the period of twelve (12) successive
              -------------
calendar months commencing on the first day of the month of the first Delivery Date, and each successive twelve (12) month period thereafter. Customer shall confirm in writing to Catalytica the commencement of the first Contract Year promptly after the occurrence thereof.
         1.8 "Customer's NDA" shall mean Customer's new drug application ("NDA")
              --------------
relating to the Product, and any supplements to such NDA as may be filed during the term hereof.
         1.9 "Delivery Date" shall mean a date for which delivery of Product is
              -------------
stated in a purchase order.

         1.10 "Effective Date" shall mean the date appearing at the beginning of
               --------------
this Agreement.
         1.11 "FD&C Act" shall mean the United States Federal Food, Drug and
               --------
Cosmetic Act, as amended.
         1.12 "FDA" shall mean the United States Food and Drug Administration,
               ---
or any successor entity.
         1.13 "First Commercial Sale" shall mean the first commercial sale of
               ---------------------
the Product by Customer, its Affiliates or licensees in the Territory following Product Approval.
         1.14 "Initial Term" shall have the meaning set forth in Section 12.1
               ------------
hereof.
         1.15 "Packaging Specifications" shall mean the packaging and labeling
               ------------------------
specifications for the Product which will be attached hereto as Exhibit 2 and made a part hereof, as such specifications may be amended from time to time by mutual agreement of the Parties.
         1.16 "Product" shall mean Customer's MT 100 drug product in tablet form
               -------
(naproxen sodium/metoclopramide hydrochloride) (i) packaged in
[*              *], or (ii) [*              *] (iii) such other package sizes
as may be mutually agreed upon by the Parties from time to time, or (iv) in
[*              *] as required by Customer to meet non-United States sales requirements or as part of the relief granted Customer under Section 6.2,
Article 12 and/or Article 17 hereunder.
         1.17 "Product Approval" shall mean the date of the final FDA approval
               ----------------
of Customer's NDA.
         1.18 "Product Price" shall mean the Product price set forth in Exhibit
               -------------
1 attached hereto and made a part hereof, as such price may be amended from time to time during the Initial Term or any renewal term.
         1.19 "Product Specifications" shall mean the specifications for the
               ----------------------
Product which will be attached hereto as Exhibit 3 and made a part hereof, as determined in accordance with the analytical methodology set forth therein, as
such specifications may be amended from time to time [*    *], including without
limitation such amendments as may be required to obtain Product Approval.
         1.20 "Quality Agreement" shall mean the Quality Agreement, as further
               -----------------
defined in Section 5.4, which shall be substantially in the form of Exhibit 4 hereto.

         1.21 "Regulatory Exhibit" shall mean the Regulatory Exhibit attached hereto as Exhibit 5.
         1.23 "Specifications" shall mean the Product Specifications and the Packaging Specifications.
         1.23 "Territory" shall mean the world.
         1.24 "Third Party" shall mean any party other than Customer, Catalytica and their respective Affiliates.
         1.25 "Unit" shall mean a single tablet of Product containing naproxen sodium/metoclopramide hydrochloride.

                                    ARTICLE 2

                                  COORDINATORS
                                  ------------

         Within ten (10) days after the date hereof, Customer and Catalytica shall each appoint an authorized representative and a backup representative ("Coordinators") for the exchange of all communications, other than legal
  ------------
notices, related to the manufacturing, labeling and packaging of the Product. Each such party shall provide notice to the other Party as to the name and title of the individuals so appointed. Each Party may replace its Coordinators at any time for any reason by providing written notice to the other Party in accordance with Section 21.9 hereof.

                                    ARTICLE 3

                          SALE AND PURCHASE OF PRODUCT
                          ----------------------------

         During each Contract Year throughout the term of this Agreement, and subject to the provisions of Section 8.1 hereof as well as other provisions herein, Catalytica agrees to sell to Customer and Customer agrees to purchase from Catalytica, its total required quantities of Product in the Territory.

                                    ARTICLE 4

                               EQUIPMENT; ARTWORK
                               ------------------

         4.1 Equipment. Catalytica shall be responsible for purchasing,
             ---------
installing, and qualifying at its facility any and all new or used equipment, molds, and tooling necessary for the manufacturing, packaging, and labeling of the Product. Customer shall
[*          *] ("Specialized Equipment") [*           *] therefor; provided,
however, that Catalytica will not purchase, install or qualify any Specialized Equipment without Customer's prior written consent, which consent shall not be unreasonably withheld or delayed. All such Specialized Equipment [*
*], and shall remain at Catalytica's facility during the term of this Agreement. The Specialized Equipment identified on Exhibit 6 hereto shall be used by Catalytica solely for the manufacture of Product during the term of this Agreement. Any incremental Specialized Equipment purchases related to Specification changes will be handled in a similar manner as outlined in this
Section 4.1. Catalytica shall use its commercially reasonable efforts to maintain all such equipment in accordance with CGMPs (as defined below in
Section 5.1), including but not limited to routine maintenance and servicing, for so long as such equipment remains at the Facility. Customer shall be
responsible for the [*              *] of such Specialized Equipment (such as
major repairs and parts replacement). Catalytica shall notify Customer prior to
the performance of any such [*           *], and, provided such [*            *]
is not the result of Catalytica's failure to maintain the Specialized Equipment
as detailed above, Customer shall [*              *] Catalytica (as the case may
be) for any such [*              *] that Customer has authorized to be incurred.
[*             *]. In addition, upon expiration or termination of the Agreement, whichever is sooner, at Customer's option, (i) the Parties shall promptly agree on a procedure whereby Customer will possess any Specialized Equipment with
[*           *], if applicable, or (ii) with Catalytica's approval, negotiate
with Catalytica regarding [*              *].
         4.2 Artwork. At least ninety (90) days prior to (a) the first Delivery
             -------
Date or (b) any modification to the artwork for the Product, as applicable, and from time to time thereafter with respect to the Product, as needed, Customer shall provide at no cost to Catalytica, in a format acceptable to both Parties and in a timely manner, digital artwork for all packaging components to be used in the manufacture of the Product, which artwork shall meet the Packaging Specifications (following Product Approval, the Parties shall mutually evaluate the feasibility of shortening the lead-time for artwork and will use commercially reasonable efforts to shorten such lead-time).

                                    ARTICLE 5

                  WARRANTIES; SPECIFICATIONS; QUALITY AGREEMENT
                  ---------------------------------------------

         5.1 Warranties by Catalytica. Catalytica warrants to Customer that
             ------------------------
Product, at the time of sale and shipment to Customer by Catalytica, (a) will conform to the Specifications, as then in effect, (b) will have been manufactured in accordance with (i) then current good manufacturing practices as set forth in Title 21 of the Code of Federal Regulations ("CGMPs") and (ii) the
                                                           -----
process and conditions set forth in the CMC section of Customer's NDA maintained with the FDA (or corresponding governmental applications or certifications
submitted in Canada, the European Union [*             *], as applicable),
provided that Customer will provide all changes to such CMC section to Catalytica in a timely manner and (c) will not be (i) adulterated or misbranded by Catalytica within the meaning of the FD&C Act or (ii) an article that may not be introduced into interstate commerce under the provisions of Sections 404 or
505 of the FD&C Act.[*              *].
         5.2 Disclaimer by Catalytica. EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN
             ------------------------
SECTION 5.1 ABOVE, CATALYTICA MAKES NO WARRANTY THAT THE PRODUCT (i) WILL BE MERCHANTABLE, (ii) WILL BE FIT FOR ANY PARTICULAR PURPOSE, OR (iii) WILL NOT VIOLATE OR INFRINGE THE PATENT OR OTHER INTELLECTUAL PROPERTY RIGHTS OF THIRD PARTIES; NOR DOES CATALYTICA MAKE ANY OTHER WARRANTIES WITH RESPECT TO THE PRODUCT, EXPRESS OR IMPLIED, EXCEPT AS EXPRESSLY STATED IN THIS AGREEMENT.
         5.3 Specification Changes. In the event Customer changes the
             ---------------------
Specifications (including without limitation any change relating to compliance with non-United States regulatory requirements), Customer shall promptly advise Catalytica in writing of such changes, and Catalytica will use all commercially reasonable efforts to meet these changes. Catalytica shall promptly advise
Customer as to any [*          *] which may result from such changes. Prior to
implementation of such changes, the Parties agree to negotiate in good faith in
an attempt to reach agreement on (a) any change in the [*          *] of Product
manufactured hereunder by Catalytica which embodies such changes, giving due
consideration to the substantiated effect of such [*          *] for the Product
and (b) any other amendments to this Agreement which may be necessitated by such changes (i.e., an adjustment to the lead time for purchase orders). Such
negotiation may additionally include, but shall not be limited to, [*         *]
purchased expressly for Customer's manufacturing purposes and rendered unusable
for Customer [*            *]. If the Parties are not able to agree upon a
[*            *] due to a change in Specifications that is necessary to comply with government regulatory requirements for the Product, including an inability to reach agreement by the designated officers pursuant to Section 20.2 despite good faith efforts by the Parties, Customer shall give notice to Catalytica of
the [*           *]. If the Parties are not able to agree upon a [*           *]
due to a change of Specifications that is not necessary to comply with government regulatory requirements for the Product, including an inability to reach agreement by the designated officers pursuant to Section 20.2 despite good faith efforts by the Parties, Customer shall give notice to Catalytica of the
[*         *] and subsequently Customer may terminate this Agreement upon eighteen (18) months notice to Catalytica. If during the term of this Agreement Customer amends or is required by law to amend the Specifications so as to render the materials and/or packaging components for the Product obsolete,
Customer shall [*           *].
         5.4 Quality Agreement. Exhibit 4 attached hereto further details the
             -----------------
quality assurance obligations and responsibilities of the Parties with respect to the Products ("Quality Agreement"). Notwithstanding anything to the contrary
                  -----------------
in this Agreement or in any other document or agreement, in the event of a conflict between this Agreement and the Quality Agreement, this Agreement shall govern and control.
         5.5 Warranties by Customer. In the event Customer ships Product
             ----------------------
manufactured by Catalytica outside of the United States, Customer represents and warrants that it will comply fully with all export administration and control laws and regulations of the United States government as may be applicable to the export, resale or other disposition of any Products purchased from Catalytica. Customer represents and warrants to its actual knowledge as of the Effective Date that Products manufactured in accordance with the Specifications will not infringe any patent or other intellectual property right of any Third Party.

                                    ARTICLE 6

                                FORECASTS; ORDERS
                                -----------------

         6.1          Forecast Schedules.
                      ------------------
                      (a)  Long-Term Forecast Schedule.  [*                  *]
                           ---------------------------
months prior to estimated Product Approval, Customer shall deliver to Catalytica a forecast of Customer's Unit requirements for Product for each Contract Year during the Initial Term. Such forecast shall thereafter be updated as required
by Customer, but at least every [*           *] months during the Initial Term.

                      (b)  Detailed Forecast Schedule. At least [*            *]
                           --------------------------
months prior to the first Delivery Date, Customer shall deliver to Catalytica a detailed forecast of Customer's Unit requirements for Product for each month during the first Contract Year. Such detailed forecast shall thereafter be
updated monthly, no later than the [*   *] day of each month, so that each
month, Catalytica shall have been provided with a rolling detailed forecast for
each month during the [*         *] month period commencing [*           *]
months after the date on which such forecast is submitted. The forecast for the
first [*          *] months contained in each such detailed forecast shall be firm and binding on Customer and Catalytica.Subsequent purchase orders will be
accepted by Catalytica provided that the forecast for [*           *] has varied
from the relevant forecast submitted in the previous month by no more than
[*         *]. Catalytica will accept purchase orders for a quantity of Product
during the [*          *] of the first Contract Year which vary from the
applicable and otherwise binding forecast by [*            *].
         6.2 Forecast Variances. All forecasts under this Agreement and updates
             ------------------
thereof shall [*          *] assisting Catalytica in its planning and, except as
otherwise expressly set forth in section 6.1 hereof, will not constitute an obligation of Customer to purchase the quantities of Product indicated. In addition to the obligation to supply Customer within the variances set forth in section 6.1 hereof, Catalytica will use its commercially reasonable best efforts to supply quantities in excess of each variance as requested by Customer. To the extent that Catalytica is unable to supply Customer with the quantities of packaged Product in excess of the variance set forth in Section 6.1(b), Catalytica shall use its commercially reasonable best efforts to supply Customer with Product in bulk containers
[*              *].

                                    ARTICLE 7

                         PURCHASE OF PRODUCT; DELIVERIES
                         -------------------------------

         7.1 Purchase Orders. Except to the extent the Parties may otherwise
             ---------------
agree with respect to a particular shipment, the Product shall be ordered by Customer pursuant to written purchase orders, which shall be sent to Catalytica with not less than ninety (90) days' "lead time" prior to the Delivery Dates specified in such purchase orders. Upon receipt of each purchase order by Catalytica hereunder, Catalytica shall deliver such Product to Customer within seven (7) days of the Delivery Dates specified in such purchase order. Customer will specify in each purchase order whether the Product is to be supplied (i) [*
        *], or (ii) [*           *] (iii) such other package sizes as may be
mutually agreed upon by the Parties from time to time, or (iv) [*          *] in
accordance with the definition of Product.
         7.2 Purchase Quantities. All Product shall be ordered in Batch sizes or
             -------------------
whole multiples thereof. Each purchase order shall specify the quantity of Units of Product being ordered. Quantities actually shipped pursuant to a given
purchase order may [*         *] and still be deemed to be in compliance with
such purchase order; provided, however, Customer shall only be invoiced and
                     --------  -------
required to pay for the quantities of Product which Catalytica actually ships to Customer, and provided further, that Catalytica will use commercially reasonable best efforts to include any quantities ordered but not shipped in the next shipment of Product ordered by Customer.
         7.3 Delivery Terms. The terms of delivery for the Product shall be FCA
             --------------
(Incoterms 2000) Catalytica's Greenville, North Carolina plant. Title and risk of loss and/or damage to the Product(s) shall pass to Customer upon delivery of the Product(s) to the carrier at Catalytica's Greenville, North Carolina plant.
         7.4 Export Compliance. Customer will prepare, obtain, and maintain all
             -----------------
necessary export registrations relating to the Product. Customer represents and warrants that it will comply with all applicable export laws and regulations.

                                    ARTICLE 8

                   PRICE; PRICE INCREASES; ADDITIONAL PAYMENTS
                   -------------------------------------------

         8.1 Price. For all Product which is delivered to Customer pursuant to
             -----
this Agreement, Customer shall pay to Catalytica the Product Price set forth in
Exhibit 1 hereto, subject to adjustment as set forth in Section 8.2 hereof and as may be provided elsewhere in this Agreement.
         8.2 Price Increases. The Product Price may be increased by Catalytica
             ---------------
[*          *], with the initial increase being made as of the [*           *]
and any increase thereafter being made as of the [*              *] (the "New
Price Date"), [*         *] as of the New Price Date. Increases in the Product
Price pursuant to this Section 8.2 shall become effective as of such New Price
Date. [*     *].
         8.3 Taxes. The Product Price set forth in Exhibit 1 does not include
             -----
sales, use, consumption, or excise taxes of any taxing authority. The amount of such taxes, if any, will be added to the Product Price in effect at the time of shipment thereof and shall be reflected in the invoices submitted to Customer by Catalytica pursuant to this Agreement. Customer shall pay the amount of such taxes to Catalytica in accordance with the payment provisions of this Agreement.
         8.4 Method of Payment. At the time of each shipment of Product
             -----------------
hereunder, Catalytica shall invoice Customer, and Customer shall pay for such Product within thirty (30) days of receipt of each such invoice. All payments due hereunder to Catalytica shall be sent to Catalytica at the times set forth herein by wire transfer of funds via the Federal Reserve Wire Transfer System to such account of Catalytica Pharmaceuticals, Inc., as Catalytica may designate to Customer in writing from time to time in accordance with Section 21.9 hereof. Customer shall notify such person as Catalytica may designate to Customer from time to time in accordance with Section 21.9 hereof as to the making of all payments hereunder. All amounts not paid when due shall bear interest from the
due date at the rate of [*             *] (or such other percentage, if lower,
as shall not exceed the maximum rate permitted by law). Prior to the Customer's first Purchase Order submission, the Parties will use good faith efforts to reach acceptable credit terms. In addition to any other rights Catalytica may have, if any undisputed amount remains outstanding for more than forty-five (45) days after it is due, Catalytica may refuse to ship Product hereunder except upon payment in advance.

                                    ARTICLE 9

                     MANUFACTURING AUDITS; CORRESPONDENCE;
                     -------------------------------------
                        COMPLAINTS; RECORDS; INSPECTIONS
                        --------------------------------
            9.1  Manufacturing Audits.
                 --------------------
                 (a) [*              *] MA. With respect to any Contract Year,
                     ---------------------
Customer shall have the right to conduct [*              *] Manufacturing
Audits (as defined below) according to the terms specified in Sections 9.1(b)
and 9.1(c) hereof (such [*              *] Manufacturing Audits to be
hereinafter referred to as a "[*              *] MA"). Customer will be
                              ---------------------
responsible for any travel and personnel expenses related to the
[*              *] MAs. Additionally, any [*              *] unless an audit
establishes a material breach by Catalytica (including, without limitation, a
material non-compliance with cGMPs), [*              *].
                 (b) Event MA. In addition to the [*              *] MA
                     --------
referred to in Section 9.1(a) hereof, in the event that (i) Catalytica shall receive a "Warning Letter" from the FDA, or any other regulatory agency inside or outside the United States, relating to the manufacture, packaging or labeling of the Product by Catalytica, (ii) Customer has rejected a shipment of Product for a failure to meet Specifications or (iii) Customer or Catalytica
shall have received a series of complaints [*              *] from Third
Parties within any twelve (12) month period relating to the manufacturing process for the Product (individually or collectively, an "Event"), Customer
                                                           -----
shall have the right to conduct an additional Manufacturing Audit or Audits according to the terms specified in Section 9.1 (c) hereof (such Event Manufacturing Audit or Audits to be hereinafter referred to as an "Event MA").
                                                                   --------
It is understood and agreed, however, that with respect to any Contract Year,
if Customer has not yet conducted a [*              *] MA and Customer elects
to exercise its rights with respect to an Event MA, then in such case, such
Event MA and [*              *] MA shall be conducted at
the same time; provided, however, a [*              *] MA shall not be
               --------  -------
conducted within three (3) months of the immediately preceding
[*              *] MA.
                 (c)Definition. For purposes of this Agreement, the term
                    ----------
"Manufacturing Audit" shall mean an audit of that portion of Catalytica's
 -------------------
manufacturing facility where the Product is manufactured, packaged or tested
(including analyzed or released) [*              *] for purposes of reviewing
Catalytica's procedures and processes used in manufacturing the Product. Any such employees and/or representative shall be accompanied by Catalytica personnel at all times, shall be qualified to conduct manufacturing audits, shall comply with Catalytica's rules and regulations relating to facility security, health and safety, and shall execute a written agreement with terms at least as restrictive as those in this Agreement to maintain in confidence all Confidential Information obtained during the course of any such audit except for disclosure to Customer. Each Manufacturing Audit shall be conducted
during Catalytica's normal business hours and upon [*              *] prior
written notice to Catalytica in the case of a [*              *] MA, or
[*              *] prior written notice to Catalytica in the case of
an Event MA. The written notice shall identify any specific audit requests that Customer intends to make of Catalytica and Customer's contact person with regard to the Manufacturing Audit. In no event shall a Manufacturing Audit exceed
[*              *], and in all cases Customer shall ensure that its employees or agents will conduct each Manufacturing Audit so as not to interfere with the normal and ordinary operation of Catalytica's manufacturing facility.
                 (d) Limitation. Except as set forth in this Section 9.1 or in
                     ----------
the Quality Agreement, neither Customer nor its Affiliates, employees or representatives shall have access to Catalytica's manufacturing facilities.
                 9.2 Correspondence. Each Party shall promptly notify the other
                     --------------
Party of, and shall provide such other Party with copies of, any correspondence and other documentation received or prepared by the notifying Party in connection with any of the following events: (a) receipt of a Warning Letter from the FDA or any other regulatory authority directly connected with the manufacture, packaging and storage of the Product; (b) any recall, market withdrawal or correction of any Batch of the Product from any market in the Territory; and (c) any regulatory comments relating to the manufacture of the Product requiring a response or action by the notifying Party.
                  9.3 Complaints. Customer shall maintain complaint files with
                      ----------
respect to the Product in accordance with CGMPs. Catalytica shall provide Customer with copies of all complaints received by Catalytica with respect to the Product within the time periods specified in the Quality Agreement. Customer shall promptly provide Catalytica with copies of any complaints received by Customer relating to the manufacture of the Product. Customer shall have responsibility for responding to all complaints, and for promptly providing Catalytica with a copy of any responses to complaints relating to the manufacture of the Product. Customer shall have responsibility for reporting all complaints relating to the Product to the FDA and any other regulatory authority, including, but not limited to, complaints relating to the manufacture of the Product as well as adverse drug events (ADE) reports. Catalytica will cooperate with Customer in preparing responses to any complaints with respect to the Product.
                 9.4 Certificate of Analysis; Records.
                     ---------------------------------
                 (a) Certificates of Analysis. Catalytica shall furnish to
                     ------------------------
Customer with each invoice for Product ordered by Customer hereunder a certificate of analysis reflecting that such Product meets the Specifications.
                 (b) Records. Catalytica shall maintain all manufacturing and
                     -------
analytical records, all records of shipments of the Product from Catalytica, and all validation data relating to the Product for the time periods required by applicable laws and regulations with respect to the Product. Catalytica shall make such records and data available for review by Customer at Catalytica's
facility [*              *] from Customer to Catalytica. In addition, upon
termination or expiration of this Agreement, whichever occurs first, Catalytica will upon Customer's written request and at Customer's expense, make copies of such records and data for Customer.
                 9.5 Inspections. Should any regulatory authority give
                     -----------
Catalytica notice of intent to conduct an inspection of any site where Product is manufactured hereunder and such inspection is reasonably related to or specific to the Product and Customer's interest, Catalytica shall notify
Customer [*              *], shall supply Customer with copies of any
correspondence or portions of correspondence which relate to the Product. In the event

Catalytica receives any Warning Letter or comments from any foreign, federal, state or local regulatory agency in connection with its manufacture of the Product requiring a response or action by Customer, including, but not limited to, receipt of a Form 483 (Inspectional Observations), Customer promptly will provide Catalytica with any data or information required by Catalytica in preparing any response relating to Catalytica's manufacture of the Product, and will cooperate fully with Catalytica in preparing such response.

                                   ARTICLE 10

                                     RECALLS
                                     -------
         Catalytica and Customer each shall notify the other promptly if any Batch of Product is alleged or proven to be the subject of a recall, market withdrawal or correction, and the Parties shall cooperate in the handling and disposition of such recall, market withdrawal or correction; provided, however,
                                                             --------  -------
in the event of a disagreement as to any matters related to such recall, market withdrawal or correction, other than the determination of who shall bear the costs as set forth in the immediately following sentence, Customer shall have final authority with respect to such matters. Customer shall bear the cost of all recalls, market withdrawals or corrections of Product except to the extent such recall, market withdrawal or correction shall have been the result of Catalytica's or its Affiliate's breach of warranty made in the first sentence of
Section 5.1 or negligence or willful misconduct (including, without limitation, failure to verify that materials supplied by a third-party supplier conform to
the specifications for such materials), [*              *]. Customer shall
maintain records of all sales of Product and customers sufficient to adequately
administer a recall, market withdrawal or correction for [*              *]
after termination or expiration of this Agreement. Customer, with the reasonable cooperation of Catalytica, shall in all events be responsible for conducting any recalls, market withdrawals or corrections with respect to the Product.

                                   ARTICLE 11

                                   REGULATORY
                                   ----------
         11.1 Regulatory Documentation. Catalytica will provide Customer
              ------------------------
documentation and such other regulatory services as identified and agreed to by the Parties in the Regulatory

Exhibit attached hereto as Exhibit 5 on or before the agreed-upon date. Catalytica shall promptly provide Customer with one copy of the agreed upon finalized Catalytica manufacturing and control ("CMC") documentation for the
                                                 ---
Product which is required for Customer's regulatory filings with respect to the Product. Catalytica shall perform a technical/regulatory review of the CMC documentation provided by Catalytica to Customer to ensure reliability and validity of the content of such documentation. The Parties will use their commercially reasonable best efforts to agree upon a project plan for completion of the CMC documentation, the technical/regulatory review thereof, and the delivery date for such documentation. Customer shall pay Catalytica the amounts set forth in the Regulatory Exhibit for all regulatory services and documentation provided by Catalytica pursuant to the Regulatory Exhibit and future amendments thereto.
         11.2 Customer Regulatory Responsibilities. Notwithstanding the above or
              ------------------------------------
anything in this Agreement or the Regulatory Exhibit to the contrary, Customer is solely responsible for (i) its use of all documentation provided by Catalytica, including without limitation, use in any regulatory submission to the FDA or any other regulatory agency inside or outside of the United States,
(ii) document control and retention, (iii) determining the suitability of any documentation provided by Catalytica hereunder for use in any regulatory submission; and (iv) all regulatory submission, CMC and other regulatory strategies.
         11.3 Retention of Copies. Catalytica may, at its option, retain copies
              -------------------
of any documentation provided to Customer hereunder; provided, however, that Catalytica cannot and does not provide any assurances that such retained copies will match or otherwise correspond to any submission that Customer may provide to the FDA or any other regulatory agency inside or outside the United States provided that Catalytica does not make changes to such retained copies without notification of and agreement by Customer.
         11.4 Customer-Provided Documentation. Customer shall provide Catalytica
              -------------------------------
with all documents reasonably requested by Catalytica relating to the FDA's pre-approval inspection of Catalytica's manufacturing facility, including, but not limited to, formulation and analytical development reports, chemistry, CMC sections of Customer's NDA and stability data. In addition, Customer shall provide to Catalytica at least thirty (30) days prior to filing with the FDA a copy of Customer's annual report (see 21 C.F.R. Section 314.81(b)(2)(iv)) with respect to the manufacturing and control of the Product, and Customer shall take into consideration any

Catalytica comments to such annual report with respect to the Product. Notwithstanding the foregoing or anything in this Agreement to the contrary, Customer shall be solely responsible for the CMC regulatory strategy.

                                   ARTICLE 12

                                TERM; TERMINATION
                                -----------------
         12.1 Term. Unless sooner terminated pursuant to the terms hereof, the
              ----
term of this Agreement shall commence on the Effective Date and shall continue
until the [*              *] (the "Initial Term"). Unless otherwise terminated
                                   ------------
pursuant to the terms hereof, this Agreement shall be automatically renewed for
[*              *] after the end of the Initial Term, unless (i) Customer
provides written notice to Catalytica [*              *] the end of the Initial
Term or the renewal term, as the case may be, that this Agreement shall expire at the end of the Initial Term or such renewal term, as the case may be, or
(ii) following the end of the [*              *] Contract Year Catalytica
provides written notice to Customer at least [*              *] prior to the
end of the renewal term that this Agreement shall expire at the end of such renewal term.

         12.2 Termination  by Mutual  Agreement.  This  Agreement may be
              ---------------------------------
terminated at any time upon mutual  written agreement between the Parties.
         12.3 Termination for Default. This Agreement may be terminated by
              -----------------------
either Party in the event of the material breach or default by the other Party of the terms and conditions hereof; provided, however, the other Party shall first give to the defaulting Party written notice of the proposed termination or cancellation of this Agreement, specifying the grounds therefor. Upon receipt of such notice, the defaulting Party shall have sixty (60) days to respond by curing such default (or ten (10) business days with respect to a failure by Customer to pay any amounts hereunder when due) or by delivering to the other Party a certificate that such breach is not capable of being cured within such sixty (60) days and that the breaching Party is working diligently to cure such breach, but in no event shall the time period for curing such breach exceed an additional sixty (60) days, unless otherwise mutually agreed by the Parties. If the breaching Party does not so respond or fails to work diligently and to cure such breach within the additional time set forth above, then the other Party may either suspend the Agreement indefinitely or terminate the Agreement. Notwithstanding the foregoing, Customer shall have the right to terminate this Agreement immediately upon notice if Catalytica fails to deliver in accordance with Sections 6.1, 7.1, 7.2 and 7.3 hereof
[*              *]. Termination of this Agreement pursuant to this Section
12.3 [*              *].
         12.4 Bankruptcy;  Insolvency.  Either Party may immediately  terminate
              -----------------------
this Agreement upon the occurrence of either of the following:
              (a) The entry of a decree or order  for  relief by a court having jurisdiction in the premises in respect of the other Party in an involuntary case under the Federal Bankruptcy Code, as now constituted or hereafter amended, or any other applicable federal or state insolvency or other similar law and the continuance of any such decree or order unstayed and in effect for a period of sixty (60) consecutive days; or
              (b) The filing by the other Party of a petition for relief under the Federal Bankruptcy Code, as now constituted or hereafter amended, or any other applicable federal or state insolvency or other similar law.
              12.5 Expiration; Termination; Consequences.
                   -------------------------------------
              (a) Upon expiration or termination of this Agreement, whichever is sooner, (but in the case of termination, only if directed by the terminating Party in the notice of termination), Catalytica shall manufacture and ship, and Customer shall purchase in accordance with the provisions hereof, any and all amounts of Product ordered by Customer hereunder prior to the date on which such notice is given.
              (b) In addition, upon expiration or termination of this Agreement, other than termination by Customer pursuant to Section 12.3 or 12.4 hereof, (i) at Catalytica's option, Customer shall purchase from Catalytica at Catalytica's Acquisition Cost all materials acquired by Catalytica hereunder in the ordinary course of business prior to the date of expiration of the Agreement or on which notice of termination is given for the manufacture of Product, provided that such materials are not then-currently usable by Catalytica or cannot be returned for a full refund to supplier(s) or a partial refund to supplier(s) with Customer paying the balance due to Catalytica, (ii) at Catalytica's option, Customer shall purchase from Catalytica all work-in-progress for the Product at Catalytica's cost, (iii) at Catalytica's option, Customer shall purchase all other finished Product then in Catalytica's possession, (iv) Customer shall compensate

Catalytica for all other reasonable uncancellable commitments made by Catalytica to satisfy existing purchase orders, provided that (i), (ii), (iii) and/or (iv)
are substantiated by Customer's purchase orders [*              *]. Customer
shall compensate Catalytica for any and all technology transfer and other capital costs that were incurred and not recovered by Catalytica and that were agreed to by the Parties in the development plan provided that these costs were incurred at agreed timing in accordance with the development plan. At Customer's sole option, Catalytica will either cause to be destroyed or deliver to a facility designated by Customer any of the above materials so purchased by Customer. Catalytica will use its commercially reasonable efforts to reduce such inventory and manage such purchases so as to minimize the payments required of Customer under this Section 12.5(b).
              (c) Upon expiration or termination of this Agreement, the obligations of confidentiality and restrictions on use of Confidential Information under Article 15 hereof shall survive for the period provided therein.
              (d) Upon expiration or termination of this Agreement (other than as a result of Customer's breach of any of its payment obligations hereunder), Catalytica will use commercially reasonable efforts to assist Customer with, and Customer shall reimburse Catalytica at a reasonable hourly rate for, any and all transfer of methods, tests and processes necessary for Customer to manufacture the Product at an alternate site.

                                   ARTICLE 13

                                     CLAIMS
                                     ------
              13.1 Claims. In the event that any of the Product delivered to
                   ------
Customer's designated carrier by Catalytica shall fail to conform with any warranty set forth herein relating to quality and/or the Specifications, Customer shall reject such Product by giving written notice to Catalytica within
the earlier to occur of [*              *]; any Product not rejected in
accordance with the foregoing shall be deemed accepted by Customer and conforming, provided that Catalytica has provided appropriate certification documentation with shipment, i.e., Certificate of Analysis. Any notice given hereunder shall specify the manner in which the Product fails to meet such warranty or the Specifications. If it is determined by agreement of the Parties (or in the absence of agreement of the Parties by a mutually acceptable independent laboratory or consultant whose fees shall be paid by the non-prevailing Party) that the nonconformity is due to damage to the Product (i) caused by Customer or its agents or (ii) which occurs subsequent to delivery of such Product to the
carrier at the point of origin, [*              *]. If the nonconformity in
rejected Product is not caused by Customer and occurs prior to the delivery to Customer or is otherwise caused by Catalytica's and/or its Affiliates'
negligent acts or omissions or willful misconduct (including, without limitation, failure to verify that materials supplied by a third party supplier
conform to the specifications for such materials), [*              *]. If
payment therefor has previously been made by Customer, Catalytica shall, at
Customer's sole option, [*              *].
              13.2 Disposition of Nonconforming Product. In any case where
                   ------------------------------------
Customer expects to make a claim against Catalytica with respect to damaged or otherwise nonconforming Product, Customer shall not dispose of such Product without written authorization and instructions of Catalytica either to dispose of the Product or to return the Product to Catalytica. If the Product is returned to Catalytica, all risk of loss and/or damage to such Product shall pass to Catalytica upon delivery of the Product to Catalytica's designated carrier at Customer's designated facility.
              13.3 Product Holds/Rejects. Catalytica will notify Customer
                   ---------------------
promptly of Product holds and/or rejects that have, or are expected to have, an impact on the manufacturing process and that will require, or are expected to require, Customer approval prior to resolution.

                                   ARTICLE 14

                                 INDEMNIFICATION
                                 ---------------

              14.1 Indemnification by Customer. Customer shall indemnify, defend
                   ---------------------------
and hold Catalytica, its Affiliates and their respective directors, officers, employees, agents, successors and assigns harmless from and against any damages, judgments, claims, suits, actions, liabilities, costs and expenses (including, but not limited to, reasonable attorneys' fees) to the extent arising out of or connected with (a) the use, handling, distribution, marketing or sale of the Product (except to the extent caused by a material breach by Catalytica of any of its representations or warranties hereunder or by Catalytica's and/or its Affiliates' negligent acts or omissions or willful misconduct (including, without limitation, failure to verify that materials supplied by a third-party supplier conform to the specifications for such materials) in the manufacture, handling, distribution or labeling of the Product or in the performance of Catalytica's other obligations or duties hereunder), (b) Customer's breach of any of its warranties, representations, covenants or duties hereunder, (c) Customer's negligent acts or omissions or willful misconduct, (d) any proceeding instituted by or on behalf of a Third Party based upon a claim that the manufacture, use or sale of the Product infringes a United States patent or any other proprietary rights (except to the extent such claim relates to Catalytica-owned technology), or (e) Customer's infringing or misappropriating any proprietary or confidential information or intellectual property or proprietary rights of any Third Party in the performance of its obligations hereunder.

              14.2 Indemnification by Catalytica. Except as otherwise provided
                   -----------------------------
in Section 14.1 above, Catalytica shall indemnify, defend and hold Customer, its Affiliates and their respective directors, officers, employees, agents, successors and assigns harmless from and against any damages, judgments, claims, suits, actions, liabilities, costs and expenses (including, but not limited to, reasonable attorneys' fees) to the extent arising out of or connected with (a) Catalytica's breach of any of its warranties, representations, covenants, or duties hereunder or (b) Catalytica's negligent acts or omissions or willful misconduct in the manufacture, handling, distribution or labeling of the Product
or (c) [*              *] or (d) [*              *].

              14.3 Indemnification Procedures. A Party (the "Indemnitee") which
                   --------------------------                ----------
intends to claim indemnification under this Article 14 shall promptly notify the other Party (the "Indemnitor") in writing of any action, claim or other matter
                  ----------
in respect of which the Indemnitee or any of its Affiliates, or any of their respective directors, officers, employees or agents intend to claim such indemnification; provided, however, the failure to provide such notice within a
                 --------  -------
reasonable period of time shall not relieve the Indemnitor of any of its obligations hereunder except to the extent the Indemnitor is prejudiced by such failure. The Indemnitee, its Affiliates, and their respective directors, officers, employees and agents shall cooperate fully with the Indemnitor and its legal representatives in the investigation, negotiation, compromise, settlement and defense of any action, claim or other matter covered by this indemnification. The Indemnitor shall be in charge of and control of any such investigation, negotiation, compromise, settlement and defense and shall have the right to select counsel with respect thereto, provided that the Indemnitor shall promptly notify the Indemnitee of all developments in the matter. In no event shall the Indemnitor or Indemnitee compromise or settle any such matter without the prior written consent of the other Party, which shall not be bound by any such compromise or settlement absent its prior consent, which shall not be unreasonably withheld or delayed. The Indemnitee shall have the right, but not the obligation, to be represented by counsel of its own selection and at its own expense.
              14.4 Survival of Indemnification Obligations. The provisions of
                   ---------------------------------------
this Article 14 shall survive the expiration or termination of this Agreement.
              14.5 Limitation of Liability and Claims. In no event shall either
                   ----------------------------------
Party be liable to the other Party for incidental, special, consequential or punitive damages, including, but not limited to, any claim for damages based
upon lost profits. [*              *].
              14.6 Insurance. Upon request, Customer and Catalytica shall
                   ---------
provide each other with documentation evidencing the maintenance of product liability and/or general liability insurance coverage in an amount of not less
than [*              *].

                                   ARTICLE 15

                                 CONFIDENTIALITY
                                 ---------------
              15.1 Treatment of Confidential Information. Except as otherwise
                   -------------------------------------
provided in this Article 15, during the Initial Term of this Agreement, including any renewals thereof, and for a period of seven (7) years thereafter:
                   (a) Catalytica will retain in confidence and use only for purposes of this Agreement any Confidential Information disclosed by Customer or on behalf of Customer to Catalytica under this Agreement; and
                   (b) Customer will retain in confidence and use only for purposes of this Agreement any Confidential Information disclosed by Catalytica or on behalf of Catalytica to Customer under this Agreement.
              15.2 Right to Disclose. To the extent it is reasonably necessary
                   -----------------
or appropriate to fulfill its obligations or exercise its rights under this Agreement or any rights which survive termination or expiration hereof, each Party may disclose Confidential Information to its Affiliates, licensees, consultants, outside contractors, clinical investigators or other Third Parties on condition that such entities or persons agree in writing (a) to keep the Information confidential for the same time periods and to the same extent as each Party is required to keep the Confidential Information confidential and (b) to use the Confidential Information only for such purposes as such Party is entitled to use the Confidential Information. Customer or its Affiliates or licensees may disclose such Catalytica Confidential Information to government or other regulatory authorities to the extent that such disclosure is legally necessary to obtain authorizations to conduct clinical trials with and to market commercially the Product, provided Customer is otherwise entitled to engage in such activities under this Agreement. Upon Catalytica's request (made no more frequently than once each calendar year), Customer shall advise Catalytica of the Catalytica Confidential Information provided to governmental authorities and notice of the particular authorities to which such Information has been given. Catalytica or its Affiliates may disclose such Customer Confidential Information to government or other regulatory authorities to the extent that such disclosure is reasonably necessary to obtain patents for new inventions that Catalytica owns pursuant to
Section 16.2 provided that Customer consents to such disclosure in writing (such consent not to be unreasonably withheld or delayed). All other disclosures require the written permission of the non-disclosing Party which may be granted or withheld in the absolute discretion of the non-disclosing Party. The Customer may additionally disclose (i) the existence of and non-material terms of this Agreement in connection with its financing and licensing activities and (ii) material aspects of this Agreement to prospective licensees provided that such prospective licensees have a legal obligation to protect the confidentiality of said disclosure.
              15.3 Termination of Confidentiality Agreement. The Confidentiality
                   ----------------------------------------
Agreement between the Parties dated April 6, 1998 as it relates to the exchange of Confidential Information regarding the Product and the manufacture thereof by Catalytica is hereby terminated. All Confidential Information regarding the Product and the manufacture thereof by Catalytica disclosed by one Party to the other Party pursuant to such Confidentiality Agreement shall be deemed to have been disclosed hereunder.

                                   ARTICLE 16

                              INTELLECTUAL PROPERTY
                              ---------------------

              16.1 Catalytica Property. Customer acknowledges that Catalytica
                   -------------------
possesses certain inventions, processes, know-how, trade secrets, improvements, other intellectual properties and other assets, including but not limited to procedures and techniques, computer technical expertise, software, and certain technical expertise and conceptual expertise in the area of drug processing and manufacturing, which have been independently developed by Catalytica or its Affiliates without the benefit of any information provided by Customer (collectively "Catalytica Property"). Customer and Catalytica agree that any
               -------------------
Catalytica Property or improvements thereto which are used, improved, modified or developed by Catalytica under or during the term of this Agreement that are the product of Catalytica's technical expertise possessed and developed by Catalytica or its Affiliates prior to or during the performance of this Agreement are the sole and exclusive property of Catalytica or its Affiliates, as the case may be. Catalytica acknowledges that the Product has been independently developed by Customer and its agents without the benefit of any information provided by Catalytica. Customer and Catalytica agree that the Product or improvements thereto which are used, improved, modified or developed by Customer prior to or during the term of this Agreement and any data directly and specifically relating to the Product generated during the performance of this Agreement are the sole and exclusive property of Customer.
              16.2 Ownership and Rights to Inventions and Technology. All
                   -------------------------------------------------
inventions, technology and information, whether patentable or not (other than those described in Section 16.1) conceived, reduced to practice or created solely by Catalytica and/or its agents during the performance of this Agreement shall be owned by Catalytica; provided, however, that Catalytica shall attempt without compromising its other obligations hereunder to minimize the use of any such Catalytica-owned technology in the manufacture of the Product.
[*              *]. All inventions, technology and information, whether
patentable or not (other than those described in Section 16.1), conceived, reduced to practice or created solely by Customer and/or its agents during the performance of this Agreement shall be owned by Customer. If the Parties' efforts under this Agreement result in inventions which are jointly owned by Catalytica and Customer because employees or agents for each of Catalytica and Customer make inventive contributions thereto, that is employees or agents of both Parties would be or are properly named as co-inventors under the laws of the United States on any patent application claiming such inventions, then each Party shall have full rights to exploit such jointly owned inventions for its own commercial purposes without any obligation to the other Party. Each Party shall be responsible for the costs of filing, prosecution and maintenance for patents and patent applications on its owned technology and inventions and the Parties shall share equally the patenting costs of any jointly owned inventions. In this regard, any decision to file for patent coverage on jointly owned inventions, shall be mutually agreed upon, and the Parties will select a mutually acceptable patent counsel to file and prosecute applications based on such joint inventions.

                                   ARTICLE 17

                                  FORCE MAJEURE
                                  -------------
              17.1 Effects of Force Majeure. Neither Party shall be held liable
                   ------------------------
or responsible for failure or delay in fulfilling or performing any of its obligations under this Agreement in case such failure or delay is due to any condition beyond the reasonable control of the affected Party including, without limitation, Acts of God, strikes or other labor disputes, war, riot, earthquake, fire, civil disorder, explosion, accident, flood, sabotage, lack of or inability to obtain adequate fuel, power, materials, labor, containers, transportation, supplies or equipment, compliance with governmental requests, laws, rules, regulations, orders or actions, national defense requirements, or supplier strike, lockout or injunction (a "Force Majeure Event"). Such excuse shall
                                  -------------------
continue as long as the Force Majeure Event continues, except that Customer will have the right to (i) terminate the Agreement without further obligation in the event that Catalytica is not able to supply Customer with Product for a continuous period of six (6) months and (ii) seek an alternate supplier of the Product during the continuation of, and only during the continuation of, such a Force Majeure Event unless Customer can only secure an alternate supplier for a time period in excess of the Force Majeure Event period, in which case Customer will resume its exclusive supply relationship with Catalytica at the end of such period and extend the term of this Agreement by a maximum of six (6) months. A breakage or failure of machinery not arising as a result of Catalytica's failure to properly maintain such equipment in accordance with this Agreement shall also
be considered a Force Majeure Event; [*              *].
              17.2 Notice of Force Majeure Event. In the event either Party is
                   -----------------------------
delayed or rendered unable to perform due to a Force Majeure Event, the affected Party shall give notice of the same and its expected duration to the other Party promptly after the occurrence of the cause relied upon, and upon the giving of such notice the obligations of the Party giving the notice will be suspended during the continuance of the Force Majeure Event; provided, however, such Party shall take commercially reasonable steps to remedy the Force Majeure Event with all reasonable dispatch. The requirement that Force Majeure Event be remedied with all reasonable dispatch shall not require the settlement of strikes or labor controversies by acceding to the demands of the opposing party.

                                   ARTICLE 18

                         LEGAL COMPLIANCE; AUTHORIZATION
                         -------------------------------
              18.1 Legal Compliance. Each Party shall comply in all material
                   ----------------
respects with all federal and state laws and regulations applicable to the conduct of its business pursuant to this Agreement, including, but not limited to, the FD&C Act. In the event Customer ships Product manufactured by Catalytica outside of the United States, Customer represents and warrants that it will comply with all applicable export laws and regulations.
              18.2 Authorization.
                   -------------
                   (a) Catalytica hereby represents and warrants to Customer that all corporate action on the part of Catalytica and its officers and directors necessary for the authorization, execution and delivery of this Agreement and the performance of all obligations of Catalytica hereunder has been taken.
                   (b) Customer hereby represents and warrants to Catalytica that all requisite action on the part of Customer and its officers and directors necessary for the authorization, execution and delivery of this Agreement and the performance of all obligations of Customer hereunder has been taken.

                                   ARTICLE 19

                          PRESS RELEASES; USE OF NAMES
                          ----------------------------
              19.1 Press Releases. Any press release, publicity or other form of
                   --------------
public written disclosure related to this Agreement prepared by one Party shall be submitted to the other Party prior to release for written approval.

              19.2 Use of Names. Except as expressly provided or contemplated
                   ------------
hereunder in the manufacturing and packaging process and except as otherwise required by applicable law, no right is granted pursuant to this Agreement to either Party to use in any manner the trademarks or name of the other Party, or any other trade name, service mark, or trademark owned by or licensed to the other Party in connection with the performance of this Agreement. Catalytica shall be permitted to use Customer's name in connection with general advertising and promotional activities only as described in Exhibit 7. For any additional uses of Customer's name, Catalytica must receive Customer's prior written approval. As may be required by applicable law, the Parties and their Affiliates shall be permitted to use the other Party's name and to disclose the existence and terms of this Agreement in connection with securities or other public filings.

                                   ARTICLE 20

                            DISPUTE RESOLUTION; VENUE
                            -------------------------
              20.1 Exclusions. Section 20.2 below shall not apply to any
                   ----------
disputes arising under Article 14 or Article 15 hereof.
              20.2 Dispute Resolution. The Parties recognize that a bona fide
                   ------------------
dispute as to certain matters may from time to time arise during the term of this Agreement which relates to either Party's rights and/or obligations hereunder. In the event of the occurrence of such a dispute, either Party may, by notice to the other Party, have such dispute referred to their respective officers designated below, or their successors, for attempted resolution by good faith negotiations within thirty (30) days after such notice is received. Such designated officers are as follows:
              For Customer - V.P., Finance & Administration
              For Catalytica - Mr. Michael Thomas
In the event the designated officers are not able to resolve such dispute within such thirty (30) day period, or such other period of time as the Parties may mutually agree in writing, each Party shall have the right to pursue any and all remedies available at law or in equity.
              20.3 Venue. Any court proceeding initiated by one Party against
                   -----
the other Party with respect to this Agreement shall be commenced in the United States District Court for the

Middle District of North Carolina; provided, however, if the court proceeding is
                                   --------  -------
brought as a third party action as part of a pending proceeding in a different venue, either Party may initiate such third party action against the other Party in such other venue.

                                   ARTICLE 21

                                  MISCELLANEOUS
                                  -------------
              21.1 Independent Contractors. The relationship between Customer
                   -----------------------
and Catalytica is that of independent contractors and nothing herein shall be deemed to constitute the relationship of partners, joint venturers, nor of principal and agent between Customer and Catalytica. Neither Party shall have any express or implied right or authority to assume or create any obligations on behalf of or in the name of the other Party or to bind the other Party to any contract, agreement or undertaking with any Third Party.
              21.2 Responsibilities and Assistance. To assist the Parties in
                   -------------------------------
their performance of this Agreement, each Party shall provide the other Party, in a timely fashion, with all relevant information, documentation and data (including without limitation information, documentation and data relating to product safety and information, documentation and data, including NDA numbers, NDC codes, etc., necessary for Catalytica to drug list the product) which is necessary or appropriate for each Party's performance hereunder. Customer shall ensure that any and all materials supplied to Catalytica by or on behalf of Customer are suitable for use under this Agreement, comply with all applicable laws and regulations (including without limitation those relating to the import of such materials) and receive all required governmental and regulatory approvals, including without limitation customs and FDA approvals. If a Party requests support or information from the other Party, the replying Party shall provide such support or information (or an explanation of the legitimate reason for any delay and a projected date by which such support or information will be provided) within ten (10) business days of such request. In the event either Party is to review or approve any information, documentation, data or samples prepared or supplied by or on behalf of the other Party, the replying Party shall complete such review and approval process within ten (10) business days. Each Party shall cooperate with the other Party in the performance of this Agreement and shall deal honestly and in good faith with the other Party.

         21.3 Assignment; Subcontractors. The Customer may assign this Agreement
              --------------------------
to any party listed on the attached Exhibit 8. This Agreement may not be otherwise assigned or transferred by either Party without the prior written consent of the other Party, which consent shall not be unreasonably withheld; provided, however, either Party may, without such consent, assign this Agreement
--------  -------
(a) in connection with the transfer or sale of all or substantially all of the assets of such Party or the line of business of which this Agreement forms a part, (b) in the event of the merger or consolidation of a Party hereto with another company, or (c) to any Affiliate of the assigning Party. Any purported assignment in violation of the above shall be void. Any permitted assignee shall assume all obligations of its assignor under this Agreement. No assignment shall relieve either Party of responsibility for the performance of any obligation which accrued prior to the effective date of such assignment. At its option, Catalytica may use subcontractors to perform any part of this Agreement, provided such subcontractors are bound by a confidentiality agreement with Catalytica and are subject to all quality and all other standards and obligations as may be imposed on Catalytica under this Agreement (for example, without limitation, Catalytica may, at its option, have cleaning verification/methods validation performed by a CGMP compliant laboratory).
              21.4 Continuing Obligations. Termination, assignment or expiration
                   ----------------------
of this Agreement shall not relieve either Party from full performance of any obligations incurred prior thereto.
              21.5 Waiver. Neither Party's waiver of any breach or failure to
                   ------
enforce any of the terms and conditions of this Agreement, at any time, shall in any way affect, limit or waive such Party's right thereafter to enforce and compel strict compliance with every term and condition of this Agreement.
              21.6 Severability. Each Party hereby expressly agrees that it has
                   ------------
no intention to violate any public policy, statutory or common laws, rules, regulations, treaty or decision of any government agency or executive body thereof of any country or community or association of countries; that if any word, sentence, paragraph, clause or combination thereof in this Agreement is found by a court or executive body with judicial powers having jurisdiction over this Agreement or either Party hereto, in a final unappealed order, to be in violation of any such provisions in any country or community or association of countries, such words, sentences, paragraphs, clauses or combination shall be inoperative in such country or community or association of countries and the remainder of this Agreement shall remain binding upon the Parties, so long as enforcement of the remainder does not violate the Parties' overall intentions in this transaction.
              21.7 Headings. The headings in this Agreement are for convenience
                   --------
of reference only and shall not affect its interpretation.
              21.8 Exhibits, Schedules and Attachments. Any and all exhibits,
                   -----------------------------------
schedules and attachments referred to herein form an integral part of this Agreement and are incorporated into this Agreement by such reference.
              21.9 Notices. All notices and other communications required or
                   -------
permitted to be given under this Agreement shall be in writing and shall be delivered personally or sent by (a) registered or certified mail, return receipt requested, (b) a nationally-recognized courier service guaranteeing next-day delivery, charges prepaid or (c) facsimile (with the original promptly sent by any of the foregoing manners), and shall be deemed to have been given upon mailing or upon transmission by facsimile, as the case may be. Any such notices shall be addressed to the receiving Party at such Party's address set forth below, or at such other address as may from time to time be furnished by similar notice by either Party:
                If to Catalytica:            Catalytica Pharmaceuticals, Inc.
                                             Intersection US 13/NC 11 and US 264
                                             Greenville, NC 27834
                                             Attn: Mr. Michael Thomas
                                             Facsimile No.: 252-707-7600

                                             With a copy of legal notices to:
                                              Company Secretary

                If to Customer:             Pozen, Inc.
                                            6330 Quadrangle Drive
                                            Chapel Hill, NC  27514-7813
                                            Attn: V.P., Finance & Administration
                                            Facsimile No.:  (919) 490-5552

                                            With copies of legal notices to:
                                            Company Secretary

              21.10 Counterparts. This Agreement and any amendment or supplement
                    ------------
hereto may be executed in any number of counterparts and any Party hereto may execute any such counterpart, each of which when executed and delivered shall be deemed to be an original and all of which counterparts taken together shall constitute but one and the same instrument. The execution of this Agreement and any such amendment or supplement by any Party hereto will not become effective until counterparts hereof have been executed by both Parties hereto.

              21.11 Governing Law; Entire Agreement. The validity,
                    -------------------------------
interpretation and performance of this Agreement shall be governed and construed in accordance with the laws of the State of North Carolina without regard to the conflicts of laws provisions thereof. This document constitutes the full understanding of the Parties and a complete and exclusive statement of the terms of their agreement regarding the subject matter hereof. This Agreement shall not replace or supersede the Development Agreement, but shall exist as a separate and additional agreement between the Parties; notwithstanding the foregoing or anything to the contrary in this Agreement or in any other document or agreement, in the event of a conflict between this Agreement and the Development Agreement, this Agreement shall govern and control. No terms, conditions, understanding, or agreement purporting to modify or vary the terms of this Agreement shall be binding unless hereafter made in writing and signed by the Party to be bound. No modification to this Agreement shall be effected by the acknowledgment or acceptance of any purchase order or shipping instruction forms or similar documents containing terms or conditions at variance with or in addition to those set forth herein.

              Section 21.12 Construction. This Agreement was originally drafted
                            ------------
by Catalytica and subsequently has been jointly prepared on the basis of the mutual understanding of the Parties and shall not be construed against either Party by reason of such Party's being the drafter hereof or thereof.


         IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their respective duly authorized representatives as of the day and year first above written.

POZEN Inc.                                  CATALYTICA PHARMACEUTICALS, INC.


By:  /s/ John R. Plachetka                  By: /s/ Michael H. Thomas
    -----------------------                     ---------------------------

Title:  President/CEO                       Title:   President & CEO
       --------------------                       -------------------------

Date:  12 March 2001                        Date:    1/17/01
       --------------------                       -------------------------

                                    EXHIBIT 1
                                    ---------

                                  PRODUCT PRICE


            [*2 entire pages, including footnotes, have been omitted
                 pursuant to a confidential treatment request*]

                                    EXHIBIT 2
                                    ---------

                            PACKAGING SPECIFICATIONS

                       [*7 entire pages have been omitted
                 pursuant to a confidential treatment request*]

                                    EXHIBIT 3
                                    ---------

                             PRODUCT SPECIFICATIONS

            [*14 entire pages, including footnotes, have been omitted
                 pursuant to a confidential treatment request*]

                                                                       EXHIBIT 4
                                                                       ---------


                         INTERCOMPANY QUALITY AGREEMENT



                                      POZEN
                              6330 Quadrangle Drive
                        Chapel Hill, North Carolina 27514
                           (hereafter called "POZEN")




Approved by:   /s/ John R. Plachetka                     Date:   12 March 2001

Representative, POZEN


                                       AND


                        Catalytica Pharmaceuticals, Inc.
                           Greenville, North Carolina
                            (hereafter called "C*P")




Approved by:  /s/ Ken Manning                            Date:  3 April 2000

Vice President, Quality Operations, C*P




                        The Products Listed in Appendix I
                        (hereafter called "the PRODUCTS")
                    are subject to the following conditions:

Section          TABLE OF CONTENTS                                                                                   Page
-------          -----------------                                                                                   ----
         1       QUALITY AGREEMENT...............................................................................      4
                 -----------------
       1.1       Purpose.........................................................................................      4
       1.2       Relationship to Definitive Agreement............................................................      4

         2       PRODUCTS........................................................................................      4
                 --------
         3       ADMINISTRATIVE INFORMATION......................................................................      4
                 --------------------------
         4       DURATION OF AGREEMENT...........................................................................      5
                 ---------------------
         5       MANUFACTURING GMP COMPLIANCE......................................................                    5
                 ----------------------------
       5.1       General.........................................................................................      5
       5.2       Premises........................................................................................      5
       5.3       GMP Guidelines..................................................................................      5
       5.4       Materials.......................................................................................      5
       5.5       Master Production Records ......................................................................      6
       5.6       Standard Operating Procedures...................................................................      6
       5.7       Batch Numbers...................................................................................      6
       5.8       Dates of Manufacture and Expiration.............................................................      7
       5.9       Manufacturing and Equipment Data................................................................      7
      5.10       Storage and Shipment............................................................................      7

         6       QUALITY CONTROL.................................................................................      8
                 ---------------
       6.1       General.........................................................................................      8
       6.2       Materials Supplied by C*P.......................................................................      8
       6.3       In-Process and Finish Product Testing...........................................................      8
       6.4       Retain Samples..................................................................................      8
       6.5       Routine Stability Program.......................................................................      8
       6.6       Out-of-Specification (OOS) Investigations.......................................................      9

         7       QUALITY ASSURANCE...............................................................................      9
                 -----------------
       7.1       Deviations and Investigations...................................................................      9
       7.2       Batch Disposition...............................................................................      9
       7.3       Product Release.................................................................................      9
       7.4       Product Complaints and Recall...................................................................     10
       7.5       Records Retention...............................................................................     10
       7.6       QA Presence in the Manufacturing Facility.......................................................     10

         8       REGULATORY COMPLIANCE...........................................................................     10
                 ---------------------
       8.1       Regulatory Inspections..........................................................................     10
       8.2       Regulatory Actions..............................................................................     11
       8.3       Regulatory Affairs..............................................................................     11
       8.4       Right to Audit..................................................................................     11
       8.5       Audit Closeout..................................................................................     12

Section           TABLE OF CONTENTS (Cont'd)                                                                            Page
-------           --------------------------                                                                            ----
          9       DISPUTE RESOLUTION.............................................................................     12
                  ------------------
        9.1       Non-Conformity Dispute.........................................................................     12
        9.2       Test Result Dispute............................................................................     12

         10       CHANGE MANAGEMENT..............................................................................     13
                  -----------------
       10.1       Controlled Documentation.......................................................................     13
       10.2       Change Control.................................................................................     13

         11       PRODUCT AND PROCESS VALIDATION.................................................................     13
                  ------------------------------
       11.1       Process........................................................................................     13
       11.2       Cleaning Validation............................................................................     13
       11.3       Equipment, Computer, Facility and Utilities Qualification......................................     13
       11.4       Laboratory Qualification.......................................................................     13

         12       ANNUAL PRODUCT REVIEW, ANNUAL REPORT AND DRUG LISTING..........................................     14
                  -----------------------------------------------------
       12.1       Annual Product Review..........................................................................     14
       12.2       Drug Listing...................................................................................     14

                  APPENDIX I   - The PRODUCTS....................................................................     15
                  APPENDIX II  - List of Quality Contracts.......................................................     16
                  APPENDIX III - Release Documentation...........................................................     17

1.  QUALITY AGREEMENT
    -----------------

    1.1 Purpose

         1.1.1 This agreement defines the roles and responsibilities for Catalytica Pharmaceuticals (C*P) Quality Operations in providing services to POZEN.

         1.1.2 This agreement also defines how the C*P Quality Operations and POZEN Quality Department will interact with each other.

     1.2 Relationship to Definitive Agreement

         1.2.1 This agreement shall be incorporated within and constitute a part of the Definitive Agreement between the two companies. The Definitive Agreement is the Supply Agreement effective between the parties relating to POZEN MT 100 Product.

         1.2.2 In the event of a conflict between any of the provisions of the Quality Agreement and the Definitive Agreement, the provisions of the Definitive Agreement shall govern.

2.   PRODUCTS
     --------

     2.1 The PRODUCTS prepared for POZEN by C*P are described in Appendix I.

3.   ADMINISTRATIVE INFORMATION
     --------------------------

     3.1 POZEN contact names: See Appendix II

     3.2 C*P contact names: See Appendix II

     3.3 Emergency contact names and numbers, during and outside working hours:

         POZEN

         Donna Gilbert
         Vice President, Pharmaceutical Development
         Work:  (919) 490-0012
         Home: [*                          *]

         CATALYTICA

         Ken Manning, Ph.D
         Vice President, Quality Operations
         Work:   (252) 707-2104
         Beeper: (252) 551-1262

4.   DURATION OF AGREEMENT
     ---------------------

     The agreement will expire with termination of the Definitive Agreement. The agreement can be modified as needed with the written approval of both parties.

5.   MANUFACTURING GMP COMPLIANCE
     ----------------------------

     5.1 General

         5.1.1 The manufacturing operations for the PRODUCTS to be performed by C*P are defined in the Definitive Agreement.

     5.2 Premises

         5.2.1 C*P will perform required operations for manufacturing activities at the Greenville site.

         5.2.2 The premises and equipment used to manufacture the PRODUCTS will meet or exceed current regulatory requirements.

         5.2.3 The production of the PRODUCTS will be conducted in a suitably controlled environment and such facilities will be regularly monitored for parameters critical to the process to demonstrate compliance with applicable GMP guidelines, and any disclosed conditions registered in the manufacturing authorization.

         5.2.4  C*P will maintain controlled access to the premise.

     5.3 GMP Guidelines

         5.3.1 The principles detailed in the US Current Good Manufacturing Practices (21 CFR 200, 211, and 600) and the Rules Governing Medicinal Product in The European Community - Volume IV Good Manufacturing Practice for Medicinal Products Guidelines will cover the standards of manufacture of the PRODUCTS, as well as, the product specifications and any applicable product license or pharmacopoeia or formulatory requirements. 5.4 Materials

         5.4.1 C*P will use only chemical materials, packaging, and labeling components approved by POZEN and tested in accordance with the documentation reviewed and approved by POZEN.

         5.4.2  Materials procured by C*P

                5.4.2.1 C*P is responsible for the acquisition of all drug substances to be used in the PRODUCTS. C*P is responsible for ensuring that all DRUG SUBSTANCES, materials, and components procured by C*P for use in the PRODUCTS are in full compliance with the specifications, all approved NDA/MAA/NDS or other written instructions as then in effect, as applicable. Raw Materials are given a repass date upon the satisfactory completion of all initial testing. Repass testing will be performed at defined time intervals to ensure the chemical and physical stability of the raw materials unless POZEN provides an official expiration date.

                5.4.2.2 C*P is responsible for ensuring that all materials are stored properly, used correctly, appropriately tested upon receipt, and traceable to the relevant Certificate of Analysis for the materials.

                5.4.2.3 C*P is responsible for auditing and qualifying vendors of drug substances used in PRODUCTS and will provide POZEN with a Certificate of Conformance statement for such vendors when requested.

         5.4.3  Materials Provided by POZEN for C*P

                5.4.3.1 POZEN is responsible for ensuring that all materials and components provided by POZEN for use in the PRODUCTS are in full compliance with the specifications registered. POZEN will provide C*P a Certificate of Conformance statement for the vendors that POZEN is responsible for qualifying.

     5.5 Master Production Records

         5.5.1 C*P may transcribe the manufacturing information (i.e., formulation, filing work order, packaging work order) into its own format and may obtain written approval from POZEN for each document version before manufacturing. However, agreed upon changes to documentation will be handled as outlined by Change Management (see section 10).

     5.6 Standard Operating Procedures

         5.6.1 C*P is responsible for maintaining any SOPs required to manufacture, test, and store the PRODUCTS at C*P in accordance with applicable GMP guidelines.

     5.7 Batch Numbers

         5.7.1 The convention for the C*P "Batch Identification Number" (BIN) is as follows:

                o The first digit of the BIN is the last number of the year that the working formula was issued or the labwork was requested.

                o The second digit of the BIN is the letter that corresponds to the month that the working formula was issued or the labwork was requested. The letter assignment is as listed for the following years:

                 From 1997 through 2006
------------------------------ -------------------------
A = January                    G = July
------------------------------ -------------------------
B = February                   H = August
------------------------------ -------------------------
C = March                      I = September
------------------------------ -------------------------
D = April                      J = October
------------------------------ -------------------------

------------------------------ -------------------------
E = May                        K = November
------------------------------ -------------------------
F = June                       L= December
------------------------------ -------------------------

                  From 2007 through 2016
------------------------------ -------------------------
M = January                    T = July
------------------------------ -------------------------
N = February                   U = August
------------------------------ -------------------------
O = March                      W = September
------------------------------ -------------------------
P = April                      X = October
------------------------------ -------------------------
R = May                        Y= November
------------------------------ -------------------------
S = June                       Z= December
------------------------------ -------------------------


                o The third through the sixth digits are four sequential numbers that are assigned from the reserved number series (1200 to 2599) designated for routine pharmaceutical production.

     5.8 Dates of Manufacture and Expiration

         5.8.1 Date of Manufacture - C*P will allocate the Date of Manufacture based on the completion of the Granulating process of the PRODUCT.

         5.8.2 Expiration Date - C*P will calculate the expiry date from the Date of Manufacture using the currently approved expiry period. The expiration date will be the last day of the month computed above.

     5.9 Manufacturing and Equipment Data

         5.9.1 C*P is responsible for keeping records of equipment usage (previous PRODUCT produced in non-dedicated equipment), cleaning, and any maintenance/calibration performed.

     5.10 Storage and Shipment

         5.10.1 Storage - C*P will store the PRODUCTS under conditions approved by POZEN. C*P will ensure that during storage before shipping of the PRODUCTS that appropriate controls are in place to ensure no interference, theft, product contamination, or admixture with any other materials. POZEN will provide details of any labeling requirements and container sealing and integrity.

         5.10.2 Packaging and Labeling for Transit - The PRODUCTS will be labeled and packaged for transit as per POZEN.

         5.10.3 Mixing of PRODUCTS - C*P will maintain proper segregation of the PRODUCTS according to systems reviewed and approved by POZEN.

         5.10.4 Shipment of Product to POZEN - Only approved, finished (unless required by POZEN), labeled PRODUCTS will be shipped by C*P to POZEN. Any shipment of product from C*P which is Unapproved or under Quarantine requires prior written consent by the POZEN's Quality Unit. This authorization will be on a lot by lot basis.

6    QUALITY CONTROL
     ---------------

     6.1 General

         6.1.1 The testing activities for the PRODUCTS are to be performed by C*P as defined in the Definitive Agreement. In general, C*P is responsible for final product assays and product release.

     6.2 Materials supplied by C*P

         6.2.1 Quality control of materials supplied by C*P will be undertaken by C*P.

     6.3 In-Process and Finish Product Testing

         6.3.1 C*P will perform all in-process and finished product testing using approved specifications and methods of analysis listed in the Definitive Agreement.

         6.3.2 A C*P Qualified Person/QA Representative will sign a Certificate of Conformity confirming that the product has been manufactured, packaged, tested, and meets the requirements of the Master Batch Record. The current release documentation information can be found in Appendix III.

         6.3.3 POZEN may perform testing to confirm the C*P data. POZEN may perform confirmatory testing during the initial term of the agreement to validate the C*P data. Periodically thereafter, POZEN may test material to confirm the C*P data. Dispute resolutions in conflicting test data will be handled per Section 9.

     6.4 Retain Samples

         6.4.1 Active Ingredients - C*P will retain samples of the active ingredients as agreed between C*P and POZEN. The amount of sample retained will be twice the quantity required to carry out all of the tests required to determine if the material meets its specifications.

         6.4.2 Products - C*P will retain samples of the PRODUCTS for at least one year beyond the expiry period. The amount of sample retained will be twice the quantity required to carry out all of the tests required to determine if the material meets its specifications.

     6.5 Routine Stability Program

         6.5.1 C*P is responsible for maintaining a routine stability testing program for the PRODUCTS and will provide a report to POZEN annually or upon request. The stability program will be in compliance with any approved application commitments as notified by POZEN. At a minimum one lot of each product, of each strength and in each package type (largest and smallest) will be placed on stability each year. The stability program will generally follow ICH guidelines. The stability protocol or any changes must be approved by POZEN in writing.

         6.5.2 Stability Failures - Any confirmed problems that arise as a result of the stability program will be immediately communicated by C*P to POZEN.

     6.6 Out-of-Specification (OOS) Investigations

         6.6.1 C*P is responsible for investigating any testing performed by C*P that fails to meet specifications. Each investigation will be reviewed by C*P's designated Quality person per internal SOPs, and will comply with Section 7.1 (Deviations and Investigations) of this agreement. C*P will report any confirmed OOS to POZEN in writing.

     6.7 Contract QC Laboratories

         6.7.1 C*P is responsible for ensuring the compliance of any QC lab contracted to perform testing of the PRODUCTS used in the manufacture of the PRODUCTS.

7    QUALITY ASSURANCE
     -----------------

     7.1 Deviations and Investigations

         7.1.1 Deviations - Any deviation from the process during manufacture or confirmed OOS must be carefully explained, documented and approved by C*P Quality Assurance and Production Managers. A final investigation report of all deviations and confirmed OOS will be provided to POZEN. POZEN will be informed at the time of the deviation and confirmed OOS and reserves the right to participate in the investigation.

         7.1.2  C*P will notify POZEN of any batch of PRODUCTS rejected by C*P.

         7.1.3 C*P will notify POZEN immediately if any problems are discovered that may impact PRODUCTS batch(s) previously shipped to POZEN.

         7.1.4 Some deviations/failures may require additional testing be performed as agreed by both parties.

     7.2 Batch Disposition

         7.2.1 For each batch, C*P will provide the documentation required in Appendix III.

         7.2.2  Certificate of Compliance/Analysis

                7.2.2.1 C*P is responsible for ensuring and certifying that the PRODUCTS have been manufactured according to the specifications/procedures documented in the Master Production Records.

                7.2.2.2 C*P Qualified Person/QA Representative will sign a Certificate of Compliance confirming that the PRODUCTS have been manufactured, tested and stored according to the requirements of the Master Production Record.

                7.2.2.3 C*P will provide a Certificate of Analysis indicating the test result from each test performed.

     7.3 Product Release

         7.3.1 Release of the PRODUCTS is the absolute responsibility of POZEN Quality and will be undertaken by POZEN based on POZEN's internal procedures, the full document package provided by C*P, and completion of any release testing required by POZEN Quality Control.

         7.3.2 Any problem discovered by POZEN likely to cause rejection of the PRODUCTS will be communicated to C*P within 30 days from receipt of the full release documentation package (see Appendix III).

     7.4 Product Complaints and Recalls

         7.4.1 Product Complaints - POZEN is responsible for receiving and initially investigating any PRODUCTS complaints. POZEN will notify C*P of any problems thought to be due to manufacture, which are found during the distribution of the PRODUCTS. When requested by POZEN, C*P will promptly perform investigations for these problems. Investigation reports will be forwarded to POZEN within 30 days.

         7.4.2 Product Recall - POZEN is responsible for instituting a PRODUCTS recall due to any defect considered sufficiently serious. POZEN will notify C*P of any recall which may be due to the manufacturing of PRODUCTS. C*P will provide a rapid initial response, perform investigations and provide a full report within ten working days.

     7.5 Records Retention

         7.5.1 C*P will retain, at a minimum, batch production records for the PRODUCTS and materials for seven years.

     7.6 QA Presence in the Manufacturing Facility

         7.6.1 C*P will maintain adequate QA presence and permit POZEN's presence in the manufacturing facility during the manufacture of the PRODUCTS to ensure compliance with GMP guidelines.

8    REGULATORY COMPLIANCE
     ---------------------

     8.1 Regulatory Inspections

         8.1.1 C*P will immediately inform POZEN of any regulatory inspections that may involve the PRODUCTS and permit a representative of POZEN Quality to be present at such inspections, if required by POZEN.

         8.1.2 C*P will secure POZEN's approval prior to making any commitment to a regulatory agency regarding POZEN's PRODUCTS.

         8.1.3 Additionally, C*P will immediately forward any regulatory correspondence on the PRODUCTS to POZEN.

         8.1.4 POZEN will inform C*P in writing of any regulatory issue that impacts C*P's ability to manufacture the PRODUCTS.

     8.2 Regulatory Actions

         8.2.1 POZEN will notify C*P of any regulatory actions on the PRODUCTS that may impact C*P.

         8.2.2 C*P is responsible for supporting all batch record investigations associated with regulatory actions.

         8.2.3 C*P agrees to supply POZEN with any manufacturing, testing, or storage data within 48 hours, if requested, as the result of a regulatory inspection, or a potential regulatory exposure such as a recall or significant product complaint.

     8.3 Regulatory Affairs

         8.3.1 POZEN is responsible for ensuring all appropriate regulatory filings and export documentation are filed with Regulatory Agencies prior to shipment/human administration.

         8.3.2 C*P Regulatory Affairs will act as the point of contact between the POZEN Regulatory Affairs Staff or Consultant regarding issues that impact the CMC registration information for the drug substances and/or drug product.

         8.3.3 C*P Regulatory Affairs will provide POZEN with agreed finalized CMC documentation covered in the Definitive Agreement.

         8.3.4 POZEN will be responsible for making final decisions regarding CMC regulatory strategy.

         8.3.5 C*P Regulatory Affairs will perform a technical/regulatory review of all documentation provided to POZEN to support regulatory submission.

         8.3.6 POZEN will provide a copy of final Regulatory Submissions to C*P Regulatory Affairs for reference during inspections.

         8.3.7 C*P will provide support for POZEN in regards to proposing appropriate CMC regulatory strategies and identifying potential regulatory consequences for issues involving drug products.

     8.4 Right to Audit

         8.4.1 C*P will allow representatives of POZEN Quality to have access to relevant manufacturing, warehousing, laboratory premises, and records for audit purposes listed below in 8.3.2 through 8.3.4. POZEN representatives will be escorted at all times by C*P personnel.

         8.4.2 POZEN will give C*P a 30 day notification for all planned audits.

         8.4.3 C*P will permit representatives of POZEN Quality to conduct preparatory audits either for initiation of GMP manufacture of the PRODUCTS or for preapproval inspections (PAI).

         8.4.4 C*P will permit representatives of POZEN Quality to conduct audits to address significant product quality or safety problems.

         8.4.5 C*P will permit representatives of POZEN Quality to perform one standard GMP compliance audit per year not to exceed three working days and two groups of auditors. This includes audits required by POZEN's commercial partners.

     8.5 Audit Closeout

         8.5.1 An exit meeting will be held with representatives of C*P and POZEN to discuss significant audit observations.

         8.5.2 POZEN will provide a written report of all observations within 30 days to C*P. Within 30 days of the audit report receipt, C*P will provide a written response to all findings that details corrective action to be implemented. C*P will follow up to ensure that all corrective actions are implemented.

9   DISPUTE RESOLUTION
    ------------------

     9.3 Non-Conformity Dispute

         9.1.1 In the event that a dispute arises between C*P and POZEN in the nonconformity of a batch of the PRODUCTS, the heads of Quality from both companies shall in good faith promptly attempt to reach an agreement. Whatever the outcome, POZEN Quality retains the absolute right to determine product release status. Financial liability is determined in the Definitive Agreement.

     9.2 Test Result Dispute

         9.2.1 In the event that a dispute arises between C*P and POZEN in the testing performed by C*P for the PRODUCTS, the resolution will proceed in stages. The first stage requires direct communication between analysts from both parties to determine that the methods of analysis are the same and are being executed in the same manner at both sites. Second, carefully controlled and split samples should be sent from one site to another in an attempt to reach agreement. Should there be a failure to achieve resolution, analysts from both parties will be required to meet to work through the analysis of a mutually agreeable sample. If these actions fail to achieve resolution, and only after these avenues have been exhausted, a qualified referee laboratory will be used to achieve resolution. This laboratory must be agreeable to both parties prior to use. The results from this referee laboratory will be used as final authority to determine responsibilities, but whatever the outcome, POZEN retains the right to determine product release status. Financial liability is determined in the Definitive Agreement.

10.      CHANGE MANAGEMENT
         -----------------

10.1     Controlled Documentation

         10.1.1 All manufacturing, testing, and storage operations performed by C*P for the PRODUCTS will have POZEN Quality review and written approval within five business days of notification.

         10.1.2 Any significant changes as described in C*P Change Control Procedure or to this agreement will be mutually agreed upon in writing prior to implementation. All required regulatory approvals will be obtained prior to implementation.

10.2     Change Control

         10.2.1 Changes to the controlled documents or to validated equipment and systems specific to the PRODUCTS must have POZEN Quality written approval, within five business days of notification.

         10.2.2 Administrative changes to the controlled documents (e.g., typo corrections, formatting) do not require POZEN Quality written approval prior to implementation, but these changes must be submitted to POZEN Quality in a timely manner for review and approval.

11.      PRODUCT AND PROCESS VALIDATION
         ------------------------------

         11.1 Process - C*P is responsible for ensuring that the manufacturing process is validated. The validation should ensure that the process is capable of consistently achieving the PRODUCTS acceptance specification.

         11.2 Cleaning Validation - C*P is responsible for ensuring that adequate cleaning is carried out between batches of different products to prevent contamination. POZEN will provide information (i.e. LD50, toxicity, solubility, batch size, fill volume, product min dose/70Kg patient) to establish cleaning limits. The cleaning procedure and analytical methodology will be reviewed before the first product batches are made.

         11.3 Equipment, Computer, Facility, and Utilities Qualification - C*P is responsible for all equipment, computer, facility, and utility qualification activities associated with the PRODUCTS.

         11.4 Laboratory Qualification - C*P is responsible for ensuring that all laboratories are in compliance with cGMP's and are qualified in all of the methodology associated with the PRODUCTS. If analytical work is performed at C*P then the POZEN will also provide any existing analytical documentation to assist in methods transfer or methods validation. In addition, if analytical work is not performed at the Greenville site, C*P may elect to perform an audit on vendors to be used for analytical testing.

12.      ANNUAL PRODUCT REVIEW, ANNUAL REPORT AND DRUG LISTING
         -----------------------------------------------------

12.1     Annual Product Review

         12.1.1 C*P will perform an Annual Product Review for the PRODUCTS and will issue a report to POZEN. This report will cover all manufacturing, testing, and storage activities performed by C*P. It will be a review of any changes at C*P in the manufacturing, testing, storage or validation of the PRODUCTS in the previous calendar year and a summary of lots made, released, and rejected. Also, control charting or trend analysis of key product parameters will be performed. Any abnormalities will be explained in the annual review.

         12.1.2 POZEN is responsible for preparing any Annual Report as required by applicable regulations, including 21 CFR 314.7(g)(3), 314.81(b)(2), and/or 601.12(d), (f)(3). At least 90 calendar days before the Annual Report due date, POZEN shall request in writing from C*P the chemistry, manufacturing, and controls data required for submission of the Annual Report. C*P will provide the requested information to POZEN within 30 days.

     12.2 Drug Listing

         12.2.1 C*P is responsible for drug listing as the manufacturer of the PRODUCTS, while POZEN is responsible for drug listing as the distributor of the PRODUCTS. POZEN will provide C*P with all required information needed by them for their listing. POZEN will notify C*P of the scheduled PRODUCTS launch date.

                                   APPENDIX I
                                  The PRODUCTS

                                 MT 100 Tablets

                                   APPENDIX II

                            List of Quality Contacts
                           (name, phone, fax, e-mail)


-------------------------------------------- ----------------------------------------- --------------------------------------------
ISSUE                                        POZEN                                     C*P
-------------------------------------------- ----------------------------------------- --------------------------------------------
Product Release                              Donna Gilbert                             Jason Williams
                                             Ph: (919) 490-0012                        Ph: (252) 707-2182
                                             Fax: (919) 490-5552                       Fax: (252) 707-7306
                                             Dgilbert@pozen.com                        jwilliams@catalytica-pharm.com
-------------------------------------------- ----------------------------------------- --------------------------------------------
QC Testing                                   Donna Gilbert                             Kirit Amin
                                             Ph: (919) 490-0012                        Ph: (252) 707-2372
                                             Fax: (919) 490-5552                       Fax: (252) 707-7027
                                             Dgilbert@pozen.com                        kamin@catalytica-pharm.com

-------------------------------------------- ----------------------------------------- --------------------------------------------
Investigations                               Donna Gilbert                             Kathleen Bussell
                                             Ph: (919) 490-0012                        Ph: (252) 707-2128
                                             Fax: (919) 490-5552                       Fax: (252) 707-2207
                                             Dgilbert@pozen.com                        kbussell@catalytica-pharm.com
-------------------------------------------- ----------------------------------------- --------------------------------------------
Stability                                    Donna Gilbert                             Kirit Amin
                                             Ph: (919) 490-0012                        Ph: (252) 707-2372
                                             Fax: (919) 490-5552                       Fax: (252) 707-7027
                                             Dgilbert@pozen.com                        kamin@catalytica-pharm.com
-------------------------------------------- ----------------------------------------- --------------------------------------------
Regulatory Affairs                           Donna Gilbert                             Beverly Lewis
                                             Ph: (919) 490-0012                        Ph: (252) 707-7913
                                             Fax: (919) 490-5552                       Fax: (252) 707-2326
                                             Dgilbert@pozen.com                        Blewis@catalytica-pharm.com

-------------------------------------------- ----------------------------------------- --------------------------------------------
Validation                                   Donna Gilbert                             Frank Anasti
                                             Ph: (919) 490-0012                        Ph: (252) 707-2651
                                             Fax: (919) 490-5552                       Fax: (252) 707-7678
                                             Dgilbert@pozen.com                        Fanasti@catalytica-pharm.com
-------------------------------------------- ----------------------------------------- --------------------------------------------
Compliance Audits                            Donna Gilbert                             Kathleen Bussell
                                             Ph: (919) 490-0012                        Ph: (252) 707-2128
                                             Fax: (919) 490-5552                       Fax: (252) 707-2207
                                             Dgilbert@pozen.com                        kbussell@catalytica-pharm.com
-------------------------------------------- ----------------------------------------- --------------------------------------------
Product Complaints                           Donna Gilbert                             Kathleen Bussell
                                             Ph: (919) 490-0012                        Ph: (252) 707-2128
                                             Fax: (919) 490-5552                       Fax: (252) 707-2207
                                             Dgilbert@pozen.com                        kbussell@catalytica-pharm.com
-------------------------------------------- ----------------------------------------- --------------------------------------------
Change Management                            Donna Gilbert                             Maduhkar Mehta
                                             Ph: (919) 490-0012                        Ph: (252) 707-2004
                                             Fax: (919) 490-5552                       Fax: (252) 707-2134
                                             Dgilbert@pozen.com                        mmehta@catalytica-pharm.com
-------------------------------------------- ----------------------------------------- --------------------------------------------

                                  APPENDIX III

                              Release Documentation



The Batch/Lot Release Document Package will include a Certificate of Analysis and a Certificate of Compliance.

Certificate of Analysis (COA)
-----------------------

This document will include the name of the PRODUCT, the batch number and the date of manufacture. The COA will list the In-Process QC tests performed by C*P and actual test results. The COA will also list the product release QC tests performed by C*P and actual test results.

Certificate of Compliance (COC)
-------------------------

This document will attest to the fact that the batch of PRODUCTS was made in accordance with all applicable regulations, product licenses, and company policies. This annulment will include the batch quantity approved, the batch yield, and the expiration date. It will also include a listing of all manufacturing variances and/or incidents for the batch that has been adjudicated.

                                   EXHIBIT 5
                                   ---------

                               REGULATORY EXHIBIT

                         [*Entire page has been omitted
                 pursuant to a confidential treatment request*]

                                   EXHIBIT 6

                              SPECIALIZED EQUIPMENT

             [*4 entire pages, including footnotes, have been omitted
                 pursuant to a confidential treatment request*]

                                   EXHIBIT 7

                               General Advertising

Catalytica may list Customer as a customer in Catalytica's general customer listings.

                                   EXHIBIT 8

                           [*           *] Companies

                        [* Entire page has been omitted
                 pursuant to a confidential treatment request*]